FOR IMMEDIATE RELEASE

October 20, 2009

Contact:   Susan M. Jordan

     732-577-9997

Monmouth Real Estate Investment Corporation Closes Offering of

1,730,200 Shares of Common Stock

Freehold, New Jersey – October 20, 2009 – Monmouth Real Estate Investment Corporation (NASDAQ: MNRTA) (the “Company”) today announced the closing of a registered direct placement of 1,730,200 common shares at an offering price of $6.50.  The Company received net proceeds from the offering of approximately $10.5 million.  The Company intends to use the net proceeds from the offering to purchase additional properties in the ordinary course of business and for general corporate purposes.  CSCA Capital Advisors, LLC acted as Placement Agent for the transaction.  The common shares were issued pursuant to a prospectus supplement and accompanying prospectus filed as part of an existing effective shelf registration statement filed with the Securities and Exchange Commission on Form S-3.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale or offer to buy these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.  Copies of the prospectus supplement and accompanying prospectus can be obtained by contacting CSCA Capital Advisors, LLC at 280 Park Avenue, 10th Floor, New York, NY 10017 or (212) 446-9177.

Monmouth Real Estate Investment Corporation, which was organized in 1968, is a publicly-owned real estate investment trust specializing in net-leased industrial properties.  The Company’s portfolio consists of fifty-eight industrial properties and one shopping center located in twenty-five states.  In addition, the Company owns a portfolio of REIT securities.